Exhibit 99.1

BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

BOSTON, MA - (March 13, 2013) - Bright Horizons Family Solutions Inc. (NYSE: BFAM), a leading provider of high-quality child care and early education services as well as other services designed to help employers and families address the challenges of work and life, today announced financial results for the fourth quarter and year ended December 31, 2012.

Fourth quarter 2012 highlights:

•	Revenue increased 10% to $273.4 million

•	Income from operations rose 23% to $27.9 million

•	Adjusted EBITDA* increased 21% to $47.0 million

•	Adjusted net income* increased 10% to $9.4 million

Full year 2012 highlights:

•	Revenue increased 10% to $1.1 billion

•	Income from operations rose 10% to $95.5 million

•	Adjusted EBITDA* increased 22% to $180.8 million

•	Adjusted net income* increased 62% to $37.8 million

“We delivered strong results this year as a result of our continued focus on growing and improving the quality of each of our services, while expanding our relationships with our existing clients and growing our footprint in the U.S. and in Europe,” said David Lissy, Chief Executive Officer. “We have once again executed well and expanded our leadership position in our field by providing high quality solutions across key life stages that allow employers and working families to be more productive at home and at work. Those employers in turn are better able to adapt to the changing demographics and realities of today’s workforce where dual working parent families are more of the norm, women are increasingly the primary breadwinners in their household and men are demanding and expecting more work-life balance than ever before.”

Fourth quarter 2012 results

Revenue increased $24.5 million in the fourth quarter of 2012 on contributions from new and ramping full service child care centers, average price increases of 3-4%, and expanded sales of our back-up dependent care and educational advisory services.

Income from operations increased $5.2 million, or 22.7%, in the fourth quarter of 2012, driven by expanded gross profit. Enrollment gains in mature and ramping centers, contributions from new child care centers as well as back-up dependent care and educational advisory clients that have been added since the fourth quarter of 2011, and strong cost management have driven gross margin improvement from 21.5% in the fourth quarter of 2011 to 23.1% in 2012.

Adjusted EBITDA increased $8.2 million, or 21.2% in the fourth quarter of 2012, primarily as a result of the $9.7 million increase in gross profit, offset by increases in selling, general and administrative expenses (“SG&A”) spending, including investments in technology and marketing to support the growth of the business.

Net income for the fourth quarter of 2012 increased by $0.4 million, or 9.2%, and adjusted net income increased by $0.9 million, or 10.2%, as a result of the $5.2 million increase in operating income, offset by an increase in interest expense and income tax expense.

Full year 2012 results

Revenue growth of $97.2 million for the full year 2012 was attributable to the contributions from new and ramping full service child care centers, average price increases of 3-4%, and expanded sales of our back-up dependent care and educational advisory services.

Income from operations increased $8.6 million in 2012. Excluding the impact of the $15.2 million non-recurring expense related to the exchange of stock options in the second quarter of 2012 which is included in SG&A, income from operations would have been $110.7 million, an increase of $23.8 million, or 27.4%. Consistent with the drivers in the fourth quarter of 2012, the expansion of gross margin from 21.3% in 2011 to 22.9% in 2012 was driven by enrollment gains in mature and ramping centers, contributions from new child care centers as well as back-up dependent care and educational advisory clients that have been added in 2012, and strong cost management that has driven operating efficiency.

Adjusted EBITDA increased $32.3 million, or 21.8% in 2012 primarily as a result of the $38.6 million increase in gross profit offset by increases in SGA spending.

Net income for the full year 2012 increased by $3.7 million, or 78.7%, to $8.5 million as a result of the $8.6 million increase in operating income, offset by an increase in interest expense and income tax expense. Adjusted net income increased by $14.4 million, or 61.5%, to $37.8 million compared to 2011.

As of December 31, 2012, the Company operated 765 early care and education centers with the capacity to serve 87,100 children and families, a 4.5% increase in capacity since December 31, 2011.

“We are pleased to close out 2012 with continued revenue growth and margin improvement this quarter that position us well as we head into 2013,” said David Lissy, Chief Executive Officer. “We added a total of 50 centers in 2012, and our back-up dependent care services and our educational advisory services each experienced strong growth during the year. We believe that our unique culture and work environment serves to differentiate us in our field. As such, we are proud to have been named for the fourteenth time as one of FORTUNE Magazine’s “100 Best Companies to Work for” in America in January of this year. This recognition is a tribute to our talented and passionate team in our centers, schools, and offices who provide high-quality care, education, and support to the children, families and clients we have the privilege to serve.”

*	Adjusted EBITDA and adjusted net income are metrics used by management to measure operating performance. Adjusted EBITDA represents our earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock compensation expense, expenses related to the initial public offering and refinancing that were completed in January 2013 and the sponsor management fee. Adjusted net income represents our net income determined in accordance with generally accepted accounting principles in the United States, or GAAP, adjusted for stock compensation expense, amortization expense, the sponsor management fee, expenses associated with our initial public offering and debt refinancing that were completed in January 2013, and the income tax benefit thereon. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in the table below.

Balance Sheet and Cash Flow

During 2012, the Company generated approximately $107.0 million of cash flow from operations compared to $133.6 million in 2011, which included the collection of income tax refunds totaling $25 million, and invested $69.1 million in fixed assets, of which $28.4 million related to new child care centers. The Company’s cash and cash equivalents grew $3.7 million in the year to $34.1 million at

December 31, 2012. On January 30, 2013, the Company repaid all of its outstanding indebtedness with the proceeds from our initial public offering of common stock and proceeds from the issuance of $790 million in new secured term loans.

2013 Outlook

As described below, the Company is providing certain targets regarding its 2013 expectations.

•	Overall revenue growth in 2013 in the high single digits (8-10%)

•	Adjusted EBITDA growth in 2013 in the range of 14-17%

•	Adjusted net income ranging from $76-$79 million in 2013, including the effect of reduced interest expense following the Company’s debt refinancing on January 30, 2013.

In addition, the Company estimates that full diluted weighted average shares, as adjusted, will approximate 65-66 million shares in 2013 and 62.5 million shares for the first quarter of 2013. This includes the 11.6 million common shares issued in connection with the initial public offering and exercise of the overallotment option, from their respective dates of issuance, and assumes the conversion of the Class L shares into common shares as if that conversion occurred on January 1, 2013.

Conference Call

Bright Horizons Family Solutions will host an investor conference call today at 4:30 pm ET. The public and other interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560, and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy. Replays of the entire call will be available through March 20, 2013 at 1-877-870-5176, or, for international callers, at 1-858-384-5517, conference ID # 409846. A webcast of the conference call will also be available through the Investor Relations section of the Company’s Web site, www.brighthorizons.com. A copy of this press release is available on the Web site.

Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we and our partners operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, the following: changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; changes in our relationships with employer sponsors; our substantial indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; significant competition within our industry; our ability to implement our growth strategies successfully; as well as those risks and uncertainties described in the “Risk Factors” section of our prospectus filed with the Securities and Exchange Commission on January 25, 2013. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, unless required by law.

Non-GAAP Measures

Adjusted EBITDA, adjusted income before taxes and adjusted net income are not presentations made in accordance with GAAP, and the use of the terms adjusted EBITDA, adjusted income before taxes and adjusted net income may differ from similar measures reported by other companies. We believe that adjusted EBITDA, adjusted income before taxes and adjusted net income provide investors with useful information with respect to our historical operations. We present adjusted EBITDA, adjusted income before taxes and adjusted net income as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under GAAP, while isolating the effects of some items that vary from period to period. Specifically, adjusted EBITDA allows for an assessment of our operating performance and of our ability to service or incur indebtedness without the effect of non-cash charges, such as depreciation, amortization, the excess of rent expense over cash rent expense and stock compensation expense, and the effect of our sponsor management fee, which we will not owe for periods after the consummation of the initial public offering which was completed on January 30,2013, as well as the expenses related to preparing for the initial public offering and refinancing which have been included in the statement of operations in 2012. In addition, adjusted income before taxes and adjusted net income allow us to assess our performance without the impact of the specifically identified items that we believe do not directly reflect our core operations. These measures also function as benchmarks to evaluate our operating performance.

Adjusted EBITDA, adjusted income before taxes, adjusted net income and adjusted EBITDA margin are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to income before taxes, net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. The Company understands that although adjusted EBITDA, adjusted income before taxes and adjusted net income are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

adjusted EBITDA, adjusted income before taxes adjusted net income and adjusted EBITDA margin do not fully reflect the Company’s cash expenditures, future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA, adjusted income before taxes and adjusted net income do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and

•	adjusted EBITDA, adjusted income before taxes and adjusted net income do not reflect any cash requirements for such replacements.

Because of these limitations, adjusted EBITDA, adjusted income before taxes and adjusted net income should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and life.

The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 850 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 130 FORTUNE 500 companies and more than 75 of Working Mother magazine’s 2012 “100 Best Companies for Working Mothers”. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For” and is headquartered in Watertown, MA. The Company’s website is located at www.brighthorizons.com.

Contacts:

Investors:

Elizabeth Boland

CFO Bright Horizons

Eboland@brighthorizons.com

617-673-8125

Kevin Doherty

VP - Solebury Communications Group LLC

kdoherty@soleburyir.com

203-428-3233

Media:

Ilene Serpa

VP - Public Relations - Bright Horizons

iserpa@brighthorizons.com

617-673-8044

Bright Horizons Family Solutions Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ in thousands)

	Three Months Ended December 31,
	2012	%	2011	%

Revenue	$273,426	100.0%	$248,885	100.0%
Cost of services	210,321	76.9%	195,485	78.5%

Gross profit	63,105	23.1%	53,400	21.5%

Selling general & administrative	28,526	10.4%	23,888	9.6%
Amortization	6,635	2.4%	6,730	2.7%

Income from operations	27,944	10.3%	22,782	9.2%

Loss from foreign currency transactions	—		(36)	0.0%
Interest income	46	0.0%	795	0.3%
Interest expense	(22,056)	-8.1%	(19,760)	-7.9%

	(22,010)	-8.1%	(19,001)	-7.6%

Income before tax	5,934	2.2%	3,780	1.6%

Income tax provision (benefit)	1,707	0.6%	(90)	0.0%

Net income	4,227	1.6%	3,870	1.6%

Net income attributable to non-controlling interest	53	0.1%	(89)	0.0%

Net income attributable to Bright Horizons Family Solutions Inc.	$4,174	1.5%	$3,959	1.6%

Bright Horizons Family Solutions Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ in thousands)

	Twelve Months Ended December 31,
	2012	%	2011	%

Revenue	$1,070,938	100.0%	$973,701	100.0%
Cost of services	825,168	77.1%	766,500	78.7%

Gross profit	245,770	22.9%	207,201	21.3%

Selling general & administrative	123,373	11.5%	92,938	9.5%
Amortization	26,933	2.5%	27,427	2.9%

Income from operations	95,464	8.9%	86,836	8.9%

Gain from foreign currency transactions	—	0.0%	835	0.1%
Interest income	152	0.0%	824	0.1%
Interest expense	(83,864)	-7.8%	(82,908)	-8.5%

	(83,712)	-7.8%	(81,249)	-8.3%

Income before tax	11,752	1.1%	5,587	0.6%

Income tax provision	3,243	0.3%	825	0.1%

Net income	8,509	0.8%	4,762	0.5%

Net income attributable to non-controlling interest	347	0.0%	3	0.0%

Net income attributable to Bright Horizons Family Solutions Inc.	$8,162	0.8%	$4,759	0.5%

Bright Horizons Family Solutions Inc.

Non-GAAP Reconciliations

(Unaudited, $ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income	$4,227	$3,870	$8,509	$4,762
Interest expense, net	22,010	18,965	83,712	82,084
Income tax expense (benefit)	1,707	(90)	3,243	825
Depreciation	9,503	7,731	34,415	28,024
Amortization (e)	6,635	6,730	26,933	27,427

EBITDA	44,082	37,206	156,812	143,122
Additional adjustments:
Straight line rent expense (a)	1,046	630	2,142	1,739
Stock compensation expense (b)	896	355	17,596	1,158
Sponsor management fee (c)	625	625	2,500	2,500
Expenses related to initial public offering and refinancing (d)	401	—	1,801	—

Total adjustments	2,968	1,610	24,039	5,397

Adjusted EBITDA	$47,050	$38,816	$180,851	$148,519

Net income	$4,227	$3,870	$8,509	$4,762
Income tax expense (benefit)	1,707	(90)	3,243	825

Income before tax	5,934	3,780	11,752	5,587
Stock compensation expense (b)	896	355	17,596	1,158
Sponsor management fee (c)	625	625	2,500	2,500
Amortization (e)	6,635	6,730	26,933	27,427
Expenses related to initial public offering and refinancing (d)	401	—	1,801	—

Adjusted income before tax	14,491	11,490	60,582	36,672
Adjusted income tax expense (f)	(5,128)	(2,994)	(22,775)	(13,259)

Adjusted net income	$9,363	$8,496	$37,807	$23,413

(a)	Represents rent in excess of cash paid for rent, recognized on a straight line basis over the lease life in accordance with Accounting Standards Codification (“ASC”) Topic 840, Leases.
(b)	Represents non-cash stock-based compensation expense.
(c)	Represents annual fees paid to the Company’s Sponsor under a management agreement, which was terminated upon completion of our initial public offering on January 25, 2013.
(d)	Represents the portion of costs associated with the preparation for the Company’s initial public offering and refinancing of indebtedness, completed in January 2013, that are required to be expensed in accordance with generally accepted accounting principles.
(e)	Represents amortization of intangible assets, including $20.1 million, $20.6 million, $5.0 million and $5.0 million in 2012, 2011 and for the three months ended December 30, 2012 and 2011, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.
(f)	Adjusted income tax expense includes the income tax expense (benefit) as reported plus the tax impact associated with the expenses described in notes (b) (c) (d) and (e), using an effective tax rate of 40%.

Bright Horizons Family Solutions Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, $ in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$34,109	$30,448
Accounts receivable, net	62,714	60,656
Other current assets	39,194	33,101

Total current assets	136,017	124,205

Fixed assets, net	340,376	237,157
Goodwill	993,397	947,371
Other intangibles, net	432,580	453,117
Other assets	11,262	9,314

Total assets	$1,913,632	$1,771,164

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$2,036	$4,814
Accounts payable and accrued expenses	97,207	89,033
Deferred revenue and other current liabilities	102,650	99,825

Total current liabilities	201,893	193,672

Long-term debt	904,607	794,443
Deferred income taxes	146,404	156,144
Other long term liabilities	52,388	44,984

Total liabilities	1,305,292	1,189,243

Redeemable noncontrolling interest	8,126	15,527
Common stock, Class L, at accreted distribution value (1)	854,101	772,422
Total stockholders’ deficit	(253,887)	(206,028)

Total liabilities, noncontrolling interest and stockholders’ equity	$1,913,632	$1,771,164

(1)	Prior to filing a registration statement with the Securities and Exchange Commission (“SEC”) related to our initial public offering, Class L common stock was classified within stockholders’ equity (deficit). In order to comply with SEC requirements as a public company, we reclassified Class L common stock outside of permanent equity for all periods presented. For further discussion on Class L common stock, see the consolidated financial statements and notes thereto for the year ended December 31, 2011 included in the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on January 24, 2013.

Bright Horizons Family Solutions Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ in thousands)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flows from operating activities
Net income	$8,509	$4,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,348	55,451
Amortization of OID and deferred financing costs	6,783	6,330
Proceeds from PIK notes	23,754	20,902
Stock based compensation	17,596	1,158
Deferred income taxes	(12,045)	(5,872)
Other non-cash adjustments, net	879	90
Changes in assets and liabilities
Accounts receivable	(1,580)	(1,487)
Income taxes	(218)	27,321
Accounts payable and accrued expenses	1,155	13,303
Other, net	801	11,612

Net cash provided by operating activities	106,982	133,570

Cash flows from investing activities
Additions to fixed assets, net of acquired amounts	(69,086)	(42,517)
Proceeds from disposal of fixed assets	21	4,851
Payments for acquisitions, net of cash acquired	(111,825)	(57,326)

Net cash used in investing activities	(180,890)	(94,992)

Cash Flows from Financing Activities
Principal payments of long term debt and revolver	(5,472)	(23,433)
Borrowings of long-term debt	82,321	—
Other, net	356	152

Net cash provided by (used in) financing activities	77,205	(23,281)

Effect of exchange rate changes on cash	364	(287)

Net increase in cash and cash equivalents	3,661	15,010

Cash and cash equivalents, beginning of period	30,448	15,438

Cash and cash equivalents, end of period	$34,109	$30,448

Bright Horizons Family Solutions Inc.

Segment Information

(Unaudited, $ in thousands)

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Year ended December 31, 2012
Revenue	$922,960	$129,336	$18,642	$1,070,938
Amortization of intangibles	25,906	725	302	26,933
Income from operations	60,410	33,607	1,447	95,464
Income from operations, excluding the impact of stock option exchange (1)	71,650	36,406	2,624	110,680

Year ended December 31, 2011
Revenue	$844,595	$114,502	$14,604	$973,701
Amortization of intangibles	25,178	1,947	302	27,427
Income from operations	58,950	28,669	(783)	86,836

Three months ended December 31, 2012
Revenue	$233,282	$34,581	$5,563	$273,426
Amortization of intangibles	6,378	181	76	6,635
Income from operations	16,302	10,016	1,626	27,944

Three months ended December 31, 2011
Revenue	$213,961	$30,819	$4,105	$248,885
Amortization of intangibles	6,251	403	76	6,730
Income from operations	14,558	8,178	46	22,782

(1)	Income from operations excluding the $15.2 million charge recorded in the second quarter of 2012 in connection with the exchange of existing options to purchase shares of Class A common stock for options to purchase a combination of shares of Class A common and Class L common stock.